EXHIBIT 99.2

WINSTON HOTELS, INC.
EARNINGS RELEASE CONFERENCE CALL
May 4, 2005

Moderator	Ladies and gentlemen, thank you for standing by. Welcome to the Winston Hotels First Quarter results conference call. At this time all participant lines are in a listen-only mode. Later we will conduct a question and answer session with instructions being given at that time. As a reminder, this conference call is being recorded. I would now like to turn the conference over to Patti Bell. Please go ahead.

P. Bell	Good morning, everyone. Welcome to the first quarter conference call for Winston Hotels for the period ending March 31, 2005. My name is Patti Bell, Assistant Vice President of Investor Relations for Winston Hotels. Earlier today we released our results and I hope that each of you have had an opportunity to review them by now. If you did not receive a copy of the press release, please visit our Web site at www.winstonhotels.com, or contact our office at 919-510-8003. Today’s conference call is being transmitted live via telephone and by Web cast over Winston Hotel’s Web site, and at www.streetevents.com.

A replay of the Web cast will be available later today on both Web sites. Additionally, a recording of this call will be available via telephone beginning at approximately noon Eastern time today through Wednesday, May 12, 2005, by dialing 800-475-6701, access code 779674.

This conference call is the property of Winston Hotels, and any redistribution, retransmission, or rebroadcast of this call in any form, without the expressed written consent of Winston Hotels, is prohibited.

Before we begin today’s remarks, management has asked me to make a cautionary comment regarding forward-looking statements. This conference call may contain forward-looking statements that reflect Winston Hotels plans and expectations, including the company’s plans and expectations with respect to anticipated results of operations, joint ventures, and capital investments.

These forward-looking statements involve known an unknown risks, uncertainties, and other factors that may cause the company’s actual results, performance, achievements, or financial position, to be materially different from any future results, performance, achievements, or financial position, expressed or implied by these forward-looking statements. These factors are detailed in this morning’s press release, and from time to time in the company’s filings with the SEC.

Now please allow me to introduce the management team from Winston Hotels who will be participating in today’s call. Making formal remarks will be Bob Winston, Chief Executive Officer, and Joe Green, President and Chief Financial Officer. Brent West, Vice President and Chief Accounting Officer, is also here, and will be available in the question and answer period.

Now let me turn the call over to Bob Winston.

B. Winston	Thank you, Patti. Good morning, everyone. Welcome to our first quarter conference call. The hotel economy continues to gain momentum; and in the 2005 first quarter, same store revenue per available room rose 5.3%, led by a 6.1% increase in average daily rate, slightly offset by a seven-tenths of a percent decrease in occupancy compared to the same period a year earlier. Operating margins remain consistent at 39.5% for the first quarter in both ’05 and ’04.

We remained active in other growth areas, acquisitions, development, and providing the subordinated financing; and we continue to seek hotels for our owned account, and in joint venture arrangements, particularly with Charles Bank Capital Partners.

We opened a 160 room Courtyard by Marriott in Shelton, Connecticut in the first quarter, after a $5 million total makeover and a conversion from a Ramada Inn. We own this hotel in a joint venture with Charles Bank and Newcastle Hotels. We are progressing well on our other two significant renovation projects. We’ve recently converted the 95 room Quality Suites to a Marriott Springhill Suites in West Des Moines, Iowa through our JV with Charles Bank and Concord Hospitality.

Also in January, we began the renovation of a historic residential building in Kansas City, Missouri. The project is scheduled to open as a 123-room Courtyard in the second quarter of next year. We have an active pipeline of acquisitions, and also are considering several selected development projects.
We continue to selectable prune our portfolio in the first quarter by selling the Comfort Inn’s in Chester, Virginia and Greenville, South Carolina, generating $7 million in net proceeds. In February 2005, we issued a $3.4 million mezzanine loan, with respect to the development of a 165 room Hampton Inn and Suites in Albany, New York.

Also, in March, we purchased a $2.8 million worth of B-notes from Lehman Brothers at a discount for $2.3 million. The loans are secured by a 146 room Springhill and a 91 room Town Place, both in Boca Raton, Florida, and a 95 room Town Place in Fort Lauderdale, Florida.

We have an active pipeline to financing opportunities, but continue to be selective in our lending program. Also we are very excited about our recently announced plans to work with GE Capital to provide A, B, or seamless loans to hoteliers, who are interested in developing, acquiring, or refinancing projects.

Borrowers will be able to achieve up to 85% for their financing projects through a single loan with one lender, and one set of loan documents. We think the program will save borrowers time, as they may no longer have to seek equity partners, and as they no longer have to work with two lenders, or two sets of loan documents. We believe our loan levered balance sheet gives us the flexibility to support all of the growth strategies.

Now let me turn the call over to Joe Green to provide you with more details on our operating results and financial condition.

J. Green	Thanks, Bob. FFO available to common shareholders rose 35% to $6 million, or $0.22 per common share, compared to $4.4 million or $0.16 per common share for the 2004 first quarter. Most periods had $27.6 million fully diluted weighted average common shares outstanding. Our results are in line with our FFO guidance for the first quarter of $0.21 to $0.23 per share.

We entered into an attractive five-year line of credit for revolving commitments of up to $155 million with GE Capital. The line there is interest rates from 30 day to 180 day LIBOR a plus 175 to 250 basis points. The line is collateralized by 23 properties, and replaces the $125 million line that we have with Wachovia and others.

On March 31st of this year, total debt to the total growth asset the cost was about 28%. We currently have approximately $77 million available under our line, and an additional $50 million available of our marathon finance line to finance our growth strategies.

We invested $2.7 million in capital expenditures this past quarter, and plan to spend approximately $9.5 million of refurbishment and upgrade to our wholly-owned hotels, and consolidated joint venture hotels during the remainder of this year. Based on our operator’s current estimates, we expect rev par to be up 5% to 7% in the second quarter, with a slight improvement in growth operating profit margins. We expect FFO available to common shareholders per share will be between $0.29 and $0.31. These forecasts do not include any dispositions, acquisitions, or investments in subordinated debt.

Also we declared our regular $0.15 per share dividend for the common, and continued our policy of $0.60 per share on an annualized basis. We envision no changes to our dividends in the near term. However, we will continue to evaluate our dividend each quarter and make adjustments as our board of directors deems appropriate.

Back to you, Bob.

B. Winston	Thanks, Joe. That concludes our formal remarks. We are ready to open up for any questions.

Moderator	Our first question is from the line of Bill Crow from Raymond James. Please go ahead.

B. Crow	Like last quarter, I guess I’m struck by the relative underperformance of your portfolio relative to the industry. What is more shocking is the last of margin improvement with a six plus percent ADR improvement in the quarter, and then the outlook for flat FFO growth and below industry expectations in rev par for the second quarter. At what point do you reassess the whole relationship with your new management company and determine that that’s the issue; at what point is it just your portfolios going to lag, what is it exactly that’s driving this relative underperformance?

B. Winston	One, when we look at our portfolio in detail, one of the things that we have seen, at least for this quarter specifically on performance, we have had a few hotels that have highly impacted us for this quarter. We’re closely on those deals, and we are looking at each of those hotels; and we think that those hotels will begin to recover into the second and third quarter, and through the year.

For last month and this month, the trends look good to us. We’re pleased about where we are. To give you an example of some of the issues of what we’re dealing with, our two largest hotels that have had issues, one is in Fayetteville, North Carolina, where we do a tremendous amount of military business, and the military has moved out. That’s caused 23% down to prior year in that one hotel.

Another one of our hotels, which we expected to be down is Evanston. What happened there was the hotel has been out of service for over a year and a half in renovation, it open backed up. And so that’s a small market, and it hurt us tremendously, but we think trends are showing us that that’s going to pick back up.

So we don’t have the concern that you might have. We, obviously, are concerned about margins always, and we’re pressing on margins. Some of the comparisons for us have been hard because of some of the things that we’ve added in the last year. But we think the comparisons will become easier as the year goes on, as some of those items get a year-to-year comparison.

B. Crow	The Evanston Hotel wouldn’t have been in your same store results, is that right, if it was closed for a year and a half?

B. Winston	The Evanston Hotel was not closed; it was a competitor that was closed. So it is the same store. Evanston, which is a large hotel, is down 19% for the quarter. Now, again, we expected that to some degree. We certainly expected with the Orrington opening back up in that market, so this is not expected, but we feel good about that.

Let me just give you an example. If we were to take four hotels out of our portfolio, four or five I believe, we would have been up roughly 10.2%. So just to give you an impact of just a few hotels, it was rather significant.

J. Green	Actually, Bill, the midscale without FNB, which is a large component obviously, the industry was at 11.8%, if you just take out the Evanston property and several properties Bob is talking about, and our Houston property, which the first quarter last year compared to the Super Bowl. We’re at a 12.2& rev par increase against the industry at 11.8%.

B. Crow	It doesn’t appear that the midscale without food and beverage is really where you’re hurting. If you look across your brands, Hilton Garden Inn, which has been, perhaps, the best brand in the country, and you’re down 2.5%, it doesn’t sound like that’s one of those, or is it?

J. Green	Evanston is a Hilton Garden Inn.

B. Winston	Evanston is where we got creamed.

B. Crow	What brand is that?

B. Winston	Hilton Garden Inn.

Moderator	Our next question is from the line of Gustavo Salengo from ... Please go ahead.

G. Salengo	Can you elaborate a little more on this new strategic relationship that you have with GE, what the dynamics of that relationship is, how long, and how you’re going to structure deals, who presents the deal, and so forth?

J. Green	Surely. We’ve been working with GE on this particular project for a couple of years. It’s taken that much time because GE is in many cases slow to act, but when they do, then it’s obviously a big force. In this case, we first started talking with GE about this kind of relationship when we were both meeting at a conference, and were talking about the competitive forces out there, and some lenders, though not many, were offering one stop shop, maybe one or two in the country.

So that kind of kicked that discussion off. So we’ve been working for the last couple of years putting it together. What it means is that we have been in the market for some time with mezzanine financing that would finance up to 85% of a projects cost, or a refund our acquisitions projects, and we now will be able to go to the marketplace with a single loan for that amount of money.

We think the advantage is that the borrowers will be dealing with a single lender, and many times they would come to us and say, “We need the mezz, and by the way can you help us out with a senior too?” So with this alliance with GE what we can do is go into many markets, and also work off of GE’s distribution, which is significant, as you might imagine, to originate loans for this particular program.

Typically, both of us will be originating, but the loan application, or loan doc, is originated through GE. Then Winston and GE do have a participation agreement between ourselves to allocate the appropriate yields in that transaction.

So we’re pretty excited about it. When a borrower has to deal with two separate lenders, and an inter creditor agreement every single time, it gets pretty expensive and time consuming. Now that will be no longer the case, so it makes it a lot easier. This is not an exclusive arrangement. It doesn’t mean that we can’t work with other senior lenders, or offer free standing mezz, which we continue to do, but we’re pretty excited about it; and GE has already been teeing up quite a number of opportunities that we’re considering now for the program.

G. Salengo	Is there a charm on the length of this deal? Or there’s no official kind of partnership agreement?

J. Green	There’s no official ending term, but obviously, it was a joint press release with respect to it. So it’s been approved at the highest level of GE, and we’ve been working on it for a couple of years, so both companies are going after it pretty hard.

G. Salengo	Can you give us some insight into the volume that GE does? Or quantify particularly the segment that you’re going to focus on with them?

J. Green	I don’t know the exact amount of volume that they do on an annual basis, it’s substantial. I think when you think about hotel lenders, GE is probably the first lender that comes to mind. GE, GMAC, and then from those two giants, everybody else kind of pales in comparison I think in terms of the volume.

The type of profit we go after will be the mid server ... business, so the Marriott Courtyards, Residence Inn, Homewood Suites, Hilton Garden Inns, there will be some Hampton Inns in that. We’ll focus on what I call the four major food groups, which is Hilton, Marriott, InterCont and Starwood product. The program certainly focuses on ground up new build construction, but also acquisitions in refinance.

Moderator	We have a question from the line Sean Smith, please state your company, sir.

S. Smith	Stifel Nicolaus. With regards to the year-over-year decline in occupancy, I assume that the Evanston property, and those three or four others that you mentioned, were the major contributors to that?

B. Winston	Yes.

S. Smith	So on the rest of the portfolio, though, are you seeing any negative impact on occupancy as you attempt to push room rate higher, or are those sticking?

B. Winston	We’re being able to push rates and it is sticking. Quite frankly, the trends look good, we’re very pleased about the trends. Again, I go back to looking at our portfolio, hotels have gotten clobbered this quarter, and we knew about it to some degree, especially with the Evanston deal. The Fayetteville deal, interestingly enough, the military tells us on a weekly basis, they’ll be back. And they take up quite a bit of room nights and they just don’t know where they’re going to be deployed, it’s in Fayetteville, North Carolina at Fort Bragg. Without that business, we’ll do fine, as we had in the past, but it was just a high occupancy business, and that’s why it really impacted us.

S. Smith	Then on the Evanston property, do you have numbers for April, are you seeing any relative improvements at the key one or is it pretty much still setting?

B. Winston	It is improving. The Orrington opened in the fourth quarter, and that hotel has been out on the market for a year overall. And our folks are saying that we’re starting to see some of that Orrington business come back to us. We have to really fight for our market share, but we’re able to do that, and the signs are showing that it’s working. We expected this.

Anybody who opens after being closed for a year and a half in a market like in Evanston, Illinois, which is a small market, a lot of guests are going to want to back and see how the Orrington is, and compare it. The key that we have to do is make sure that they go over there, but then decide that we offer better product, better service, and they come back. We’re focused on that, and we’re seeing that begin to happen.

Moderator	We have a follow up from Gustavo Salengo.

G. Salengo	Joe, can you talk a little more about the dividend policy? I know you guys are evaluating that, but I guess on a historical level what are you guys comfortable with paying out, as your payout ratio continues to decline, especially as you build out the debt investments?

J. Green	I guess the easiest way to say that really is kind of looking back at 9/11 and what happen thereafter, we at that point and time wanted to state a dividend policy, and maintain a dividend that we felt was sustainable for an extended period of time. I forgot what the FFO payout ratio was at that point and time.

In any event, the policy that we have we do look at on a quarterly basis, because there are, for example, mandated cap ex expenditures required by franchisers, which this year is about $5 million over cap ex budget, extraordinary obviously, over the routine cap ex reserves, which are typically 5% of revenues.

So really in the hotel business, we’re all focused on FFO payout ratios, which were up at about 55% or 58%, or something like that. The funds available for distribution after cap ex right now the routine basis is about 80% or 82% with an extraordinary load in the probably early 90’s to mid 90’s. So because of the extraordinary cap ex expenditures, primarily driven by the brands, we just like to monitor quarter by quarter.

As we progress this year, and as we make other investments, deploy other investments, and debt capital and loans, as well as the hotels, as we ... the properties and prune our portfolios we continue to do and have done over the past several years, we review it every quarter.

So we’re comfortable where we are right now, but we do look at it on a quarterly basis because of the various strategies that we go through every quarter. It’s difficult, we think, on the short run, to kind of throw a policy out for the year, we’re comfortable where we are, and we feel like we can sustain it.

G. Salengo	In your prepared remarks you mentioned how much capital you plan on spending, what was that number?

J. Green	Well we spent about $2.7 million already this past quarter, we’ve got about $9.4 million to go, so a little over $12 million. A routine run rate, I would say that on a 5% revenue basis, which is typical, it’s about $7 million, so roughly $5 million of that $12.1 million is franchiser mandated improvements, such as raising the heights of the beds. And when you do that, it’s kind of a domino effect because you have to refinish walls, and the bedding policy, which is new bedding, new mattresses.

There’s a number of franchiser initiatives, not only on the capital side, but also on the operations side. For example, on the Hampton Inn side, they’ve required now moving from cold breakfast lines to include a hot breakfast line. That’s not cheap, it costs another $1.25 per occupant per room, or something like that. Anyway, the brand initiatives are pretty significant on the capital side, and they obviously have an impact on the op side.

G. Salengo	Do you expect this type of volume or expense for ’06 as well, or is this an every five year, six year, refresh that you’re doing?

J. Green	It’s hard to say. I don’t know what to expect from the franchisers, we feel like we’re doing all that we’re required to do this year. It’s a substantial amount of cap ex is being spent on the property. So we certainly don’t expect the brand to hit the industry again next year with more brand initiatives, but I don’t know what they’re going to do. They haven’t indicated to us what they may or may not do.

Moderator	We have a question from the line of Bill Crow from Raymond James. Please go ahead.

B. Crow	Just a follow up. The second quarter top line guidance, as far as rev par growth, looks a little bit weaker than what we’ve heard from ten or so other people so far this quarter. Is there anything in the third and fourth quarters that would suggest that you should be below industry standards, at least as we match up your brands against the other brands?

The second question, and Joe this is probably for you, if you could just look back to the second quarter last year and move that forward to the second quarter of this year. And your guidance includes flat FFO growth, despite the fact that you’ve got top line growth, you’ve got increased high yield investments. Overall debt costs have moderated during that time period. What is it that’s keeping your FFO flat year over year and actually driving down your AFFO because of all of these cap ex requirements?

J. Green	The first question on the rev par side, Bill, I know it frustrates you and other analysts, and maybe others too, but we are focused on our quarter-by-quarter guidance. We used to give annual guidance, but we stopped doing that, and maybe some other time, we will pick it back up again.

B. Crow	That’s fair, but you said that you knew that these couple of hotels we’re going to be problems this quarter, and as you look out do you have problem hotels out there, that you’re aware of whatever that number is for the industry that would cause you to be below the industry?

J. Green	None that we’re aware of, other than what we’re talking to you about right now. That’s not to say, that doesn’t change. I’m just saying that right now these properties and maybe a couple others, as Bob mentioned, like Tinton Falls, for example, there’s some shift in business up there. But nothing, other than what we’ve talked about.

B. Winston	We’re not talking about a huge difference between being above national average, and being there. So we’ve got some hotels that have under performed, but I can promise you we are not panicked here by any means. We’re not worried. We feel good about what where we are. We feel good about the hotels and the kind of progress we’re making.

Obviously, this is a very competitive business, and supply’s an issue in some markets, but I would just say to you that we feel good about the condition of our properties, and feel good about the business. We feel good about the management team. We’re focused on flow-through, as we have been, and I think we will continue to improve the portfolio going forward. We have sold some assets that we don’t believe will bring us to where we need to be going long term, and we’ll continue to do that.

So just so you’ll know, I’m not worried, and I’m not managing this thing on a quarter by quarter basis. But I feel good about where the trends are, but I’m on those people all of the time. I’m beating all of them over there every day, and I’m getting ready to take a big company wide tour here in the next week. So we’re on it, but we feel good about it. We just got to get those ones turned around, and continue to drive the others.

By the way, Atlanta has been good to us. We’re very pleased. Atlanta has been such a laggard for so many years, but Atlanta is really coming along, so we’re real pleased about that whole region, so that’s been a big help to us.

B. Crow	Joe, if you could just think about that FFO?

J. Green	I’m getting ready to address that for you. I would say the primary difference is probably in three categories. Number one, last year we had the Cornhusker $6 million mezz note up, which was earning 15% or 16%, they just paid off a year early. We didn’t expect that. We got a call and they said what’s the pay off number and they paid us off. That’s 16% on $6 million. Now we had a cost associated with that, so the net wasn’t that, but obviously it was a pretty healthy number hit to the P&L. So second quarter would be a little different if the corn husker was still there.

The difference from second quarter ’04 to right now is we’ve sold some properties. We bought the Marriott Courtyard in Roanoke. We have started a historic rehab that’s a $25 million project net of about $19 million of a Courtyard in Kansas City, a terrific location, but of course, earnings on that are not going to show up for a year.

So a combination of selling properties, early payoff’s on a significant mezz piece, and then deploying capital on the plain vanilla acquisition side, in a market that is enormously competitive. And I must say I’ve been in the business for over 20 years and I’ve never seen anything quite like it. There is an absolute unbelievable amount of capital in the marketplace today at all levels. Debt deployment, investments, you name it, it’s in the marketplace.

And it’s not there all by industry players. The capital is there from hedge funds, from financial buyers who don’t know squat about a particular industry, they just deploy capital. Cap rates are at historical lows from the buying standpoint. We’ve seen cap rates go from 10.5 to 8.5 in under a year.

So we are out there. We have a pipeline, and it’s a strong pipeline on acquisitions, and we’re happy with it. We are buying assets at we think are appropriate prices, and we’re competing for those assets. We did close that Courtyard in Roanoke, Virginia, and it’s done extremely well. There’s additional land there, and we’re even looking at considering of adding a number of rooms to that property.

So we’re in the game and we’re there everyday. So it’s certainly doable, and it’s not impossible. We’re doing it, others are doing it, and we’re going to continue to do it. So I would just say to you that we are taking one day at a time, and we’re out there in the trenches, so to speak, looking for investments and deploying capital in a manner that will get some benefits to the shareholders.

Moderator	We have no further questions. You may continue.

B. Winston	Thank you all very much for joining us. We’ll talk to you on the next conference call.

Moderator	Ladies and gentlemen, once again as a reminder this conference will be made available for replay after 12:00 p.m. Eastern time today, through May 11th at midnight. You may access the AT&T Executive Playback Service at any time by dialing 1-800-475-6701 and entering the access code 779674.

That does conclude your conference for today. Thank you for your participation and for using AT&T Executive Teleconference. You may now disconnect.